EX-99.B-77Q1

Waddell & Reed Advisors Funds

Supplement dated June 4, 2012 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2011

and as supplemented November 16, 2011, January 31, 2012, February 17, 2012 and May 8, 2012

Effective June 4, 2012, The Bank of New York Mellon will succeed UMB Bank, n.a. as the custodian and foreign custody manager, respectively, for each Fund. Accordingly, the reference in this Prospectus on page 140 to UMB Bank, n.a., is deleted and replaced with The Bank of New York Mellon, which is located at One Wall Street, New York, NY 10286, effective as of that date.

Waddell & Reed Advisors Funds

Supplement dated June 4, 2012 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2012

and as supplemented May 8, 2012

Effective June 4, 2012, The Bank of New York Mellon will succeed UMB Bank, n.a. and Citibank, N.A. as the custodian and foreign custody manager, respectively, for each Fund. Accordingly, all references in this Statement of Additional Information to UMB Bank, n.a. and/or Citibank, N.A., are deleted and replaced with The Bank of New York Mellon, which is located at One Wall Street, New York, NY 10286, effective as of that date.